Exhibit 107

Calculation of Filing Fee Table

FORM S-4 and FORM S-1
(Form Type)
Conifer Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price (3)(7)	Fee Rate	Amount of Registration Fee (1)
Fees to be Paid	Debt	9.75% Senior Unsecured Notes due 2028	Rule 457(f) and Rule 457(o)	$50,000,000	0.00011020	5,510
Total Offering Amounts				$50,000,000		$5,510
Total Fees Previously Paid						$—
Total Fee Offsets						$—
Net Fee Due						$5,510

(1)	Represents the aggregate principal amount of to 9.75% Senior Unsecured Notes due 2028 to be offered in the Exchange Offer and New Offering to which the registration statement relates.